Exhibit 99.2

Integrated Circuit Systems, Inc.

SUPPLEMENTAL FINANCIAL INFORMATION

The following additional financial information was disclosed in our broadly accessible conference call on April 28, 2005:

Business Outlook:

Revenues are expected to be flat to up 4% in our fourth quarter of fiscal 2005 in comparison to our third quarter of fiscal 2005. Gross margin is expected to be 59.0% for the fourth quarter of fiscal 2005. Operating expenses for the fourth quarter of fiscal 2005 are expected to increase slightly in the fourth quarter of fiscal 2005 as compared to the third quarter of fiscal 2005 as a result of increased spending on research and development and Sarbanes-Oxley compliance. We expect fully diluted earnings per share to be $0.18 to $0.19 for the fourth quarter of fiscal 2005.

Business Update:

Book to bill ratio for the third fiscal quarter was 1.06 in all major business segments. There are 1,847,000 shares available for repurchase in the Company’s buy back program.